Exhibit 99.1
Dr Pepper Snapple Group, Inc.
Supplemental Financial Data — Segment Realignment: Net Sales
As Reported and As Recast
(Unaudited, in millions)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year	Full Year	Full Year
	2008	2008	2008	2008	2008	2007	2006
Net Sales — As Reported
Beverage Concentrates	$300	$373	$329	$352	$1,354	$1,342	$1,330
Finished Goods	377	449	428	370	1,624	1,562	1,516
Bottling Group	697	829	834	742	3,102	3,143	2,001
Mexico and Caribbean	94	120	110	103	427	418	408
Intersegment eliminations and impact of foreign currency	(173)	(226)	(207)	(191)	(797)	(770)	(555)

Net Sales — As Reported	$1,295	$1,545	$1,494	$1,376	$5,710	$5,695	$4,700

Net Sales — As Recast
Beverage Concentrates	$222	$269	$231	$261	$983	$984	$1,091
Packaged Beverages	978	1,152	1,149	1,026	4,305	4,295	3,208
Latin America Beverages	95	124	114	89	422	416	401

Net Sales — As Recast	$1,295	$1,545	$1,494	$1,376	$5,710	$5,695	$4,700

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